Exhibit 12

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

                                                          KeySpan Corporation
                                                Computation of Earnings to Fixed Charges

                            Twelve Months Ended Twelve Months Ended   Twelve Months Ended  Twelve Months Ended   Twelve Months Ended
                            December 31, 2003    December 31, 2002     December 31, 2001    December 31, 2000     December 31, 1999
                            -----------------  -------------------  --------------------   ------------------   -------------------
Earnings
   Net Income                       488,033               422,268               284,539              329,092            269,752
   Income Tax                       277,311               243,479               210,695              217,262            136,362
   Interest Charges                 310,379               311,209               373,466              204,278            138,655
   Portion of Rentals
    Representing Interest            46,908                43,571                50,271               43,433             23,433
   Adjustment Related to
     Equity Investments             (16,407)              (10,191)               (5,559)               1,497             (5,979)
                            ----------------   -------------------  --------------------   ------------------   ----------------

   Earnings Available to
    Cover Fixed Charges           1,106,224             1,010,336               913,412              795,562            562,223
                            ================   ===================  ====================   ==================   ================



Fixed Charges
   Interest Charges                 328,510               329,137               385,507              218,017            150,515
   Portion of Rentals
    Representing Interest            46,908                43,571                50,271               43,433             23,433
                            ----------------   -------------------  --------------------   ------------------   ----------------


   Total Fixed Charges              375,418               372,708               435,778              261,450            173,948
                            ================   ===================  ====================   ==================   ================



Ratio of Earnings to Fixed
 Charges                               2.95                  2.71                  2.10                 3.04               3.23
                            ================   ===================  ====================   ==================   ================
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